SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                       Date of Report:  June 29, 1999
                      (Date of earliest event reported)

                                PAYCHEX, INC.
           (Exact name of registrant as specified in its charter)

        DELAWARE               0-11330                   16-1124166
(State of incorporation)     (Commission               (IRS Employer
                             File Number)           Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK            14625-0397
(Address of principal executive offices)                 (Zip Code)

                                (716)385-6666
            (Registrant's telephone number, including area code)


ITEM 5.  OTHER EVENTS
The registrant's press release dated June 29, 1999, which reports its financial results for the fiscal year ended May 31, 1999, is attached. In addition, this report includes Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended May 31, 1999, 1998 and 1997, and its financial condition at May 31, 1999.

This review is not a complete and comprehensive discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or quarterly reports filed on Form 10-Q. The 1999 Form 10-K and the Annual Report to Shareholders is expected to be mailed in August 1999, and will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and an updated Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended May 31, 1999, 1998 and 1997, and its financial condition at May 31, 1999.


All information included in this Form 8-K is qualified by the cautionary statement in Exhibit 99.


                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        PAYCHEX, INC.

Date:     June 29, 1999                 /s/ B. Thomas Golisano
                                        -----------------------
                                        B. Thomas Golisano
                                        Chairman, President and
                                        Chief Executive Officer

Date:     June 29, 1999                 /s/ John M. Morphy
                                        -----------------------
                                        John M. Morphy
                                        Vice President, Chief
                                        Financial Officer and
                                        Secretary

FOR IMMEDIATE RELEASE

	John M. Morphy, Chief Financial Officer
	Paychex, Inc.		716-383-3406
	        or
	Jan Shuler		716-383-3406
	Paychex, Inc.
     Access Paychex, Inc. News Releases and related SEC filings at http://www.paychex.com/paychex/finance/finance.html

                        PAYCHEX, INC. REPORTS RECORD
                     YEAR-END AND FOURTH QUARTER RESULTS

ROCHESTER, NY, June 29, 1999 -- Paychex, Inc. (NASDAQ: PAYX) today announced record net income of $139.1 million or $.56 diluted earnings per share for the year ended May 31, 1999, a 36% increase over net income of $102.2 million or $.41 diluted earnings per share for the same period last year. Total service revenues were $597.3 million, an increase of 21% over $493.7 million for the previous fiscal year.

For the quarter ended May 31, 1999, net income increased 35% to $37.9 million or $.15 diluted earnings per share as compared to net income of $28.1 million or $.11 diluted earnings per share for the same period last year. Total service revenues were $156.6 million, an increase of 19% over $131.7 million for the same period last year.

PAYROLL SEGMENT
For the year ended May 31, 1999, operating income from payroll services increased 31% to $235.7 million from $180.3 million for the same period last year. Payroll service revenue was $545.2 million, an increase of 20% over $455.2 million for the same period last year.

For the quarter ended May 31, 1999, operating income from payroll services increased 37% to $64.2 million from $46.7 million for the fourth quarter last year. Payroll service revenue was $142.0 million, an increase of 19% over $119.6 million for the fourth quarter last year.

The increases in revenues and operating income were the result of a 10% year-over-year increase in the Company's Payroll client base and continued growth of the Taxpay and Direct Deposit products. Paychex currently services 322,600 Payroll clients, with 254,300 utilizing Taxpay, the Company's tax filing and payment feature, 135,400 taking advantage of the Company's Direct Deposit product and 39,500 using the Company's Check Signing option.

HRS-PEO SEGMENT
For the year ended May 31, 1999, operating income for the segment increased 90% from $6.6 million to $12.6 million. HRS-PEO service revenue rose to $52.0 million, an increase of 35% over $38.5 million for the same period last year.

For the quarter ended May 31, 1999, operating income for the segment increased 6% from $3.9 million to $4.2 million. HRS-PEO service revenue rose to $14.7 million, an increase of 21% over $12.1 million for the fourth quarter last year.

The increases in service revenue for the year and the quarter are primarily related to increasing 401(k) plan recordkeeping and section 125 clients. The increases in operating income for the year and the quarter are due to service revenue gains and continued leveraging of operating expenses. The lower than normal year-over-year growth in fourth quarter operating income was due to a comparison to an exceptionally strong fourth quarter in fiscal 1998. The full-year percentage increase in operating income is more indicative of expected future results for the HRS-PEO segment.

As of May 31, 1999, the segment had 10,100 401(k) plan recordkeeping clients, 20,200 section 125 clients and 18,300 PEO worksite employees. The number of worksite employees represents a 5% decline over a year ago. During fiscal 1999, additions to worksite employees exceeded expectations, but were offset by the loss of two large PEO clients during November 1998. The loss of these clients did not have a material impact on operating income.

CORPORATE EXPENSES
Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing and Senior Management functions of the Company. For the year ended May 31, 1999, Corporate expenses increased 16% from $52.2 million to $60.7 million. For the quarter ended May 31, 1999, Corporate expenses increased 16% from $13.7 million to $15.9 million. The period increases are primarily due to additional employees required to support the continued growth of the Company's business segments.

INCOME TAXES
The effective income tax rates for the year and quarter ended May 31, 1999, were 30.5% and 32.3%, respectively, compared with 29.1% for the same periods last year. The increase in the annual effective rate was due to the growth in taxable income exceeding the growth in tax-exempt income, which is derived primarily from the Taxpay and Direct Deposit services that provide investment revenue. The higher effective rate for the fourth quarter of fiscal 1999 was due to higher than anticipated investments in taxable financial instruments, which were yielding a higher net of tax return than tax-exempt investments. The effective tax rate for fiscal 2000 is expected to range between 30.5% and 31.0%.

B. Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex said, "We are proud to have completed another successful year. Fiscal 1999 was our ninth consecutive year of record service revenues and net income, and our eighth consecutive year of net income growth of 36% or more. We look forward to fiscal 2000 as we continue to execute our formula for growth: increasing client counts, increasing utilization of ancillary services, and leveraging our operating expense base."

                                PAYCHEX, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share amounts)

                     For the three months ended   For the twelve months ended
                          May 31,        May 31,         May 31,       May 31,
                            1999           1998            1999          1998
Service revenues:
  Payroll               $141,975       $119,595      $  545,249    $  455,227
  HRS-PEO                 14,661         12,116          52,047        38,477
                         -------        -------       ---------     ---------
Total service revenues   156,636        131,711         597,296       493,704
PEO direct costs
  billed (A)             148,309        136,575         578,132       499,741
                         -------        -------       ---------     ---------
Total revenue            304,945        268,286       1,175,428       993,445

PEO direct costs (A)     148,309        136,575         578,132       499,741
Operating costs           38,219         34,187         151,956       131,731
Selling, general and
  administrative
  expenses                65,987         60,605         257,778       227,273
                         -------        -------       ---------     ---------
Operating income          52,430         36,919         187,562       134,700

Investment income          3,541          2,645          12,581         9,473
                         -------        -------       ---------     ---------
Income before income
  taxes                   55,971         39,564         200,143       144,173

Income taxes              18,081         11,513          61,044        41,954
                         -------        -------       ---------     ---------
Net income              $ 37,890       $ 28,051      $  139,099    $  102,219
                         =======        =======       =========     =========
Basic earnings
  per share (B)         $    .15       $    .11      $      .57    $      .42
                         =======        =======       =========     =========
Diluted earnings
  per share (B)         $    .15       $    .11      $      .56    $      .41
                         =======        =======       =========     =========
Weighted-average
  common shares
  outstanding (B)        246,153        244,743         245,521       244,514
                         =======        =======       =========     =========
Weighted-average
  shares assuming
  dilution (B)           249,103        247,989         248,788       247,219
                         =======        =======       =========     =========
Cash dividends per
  common share (B)      $    .06       $    .04      $      .22    $      .15
                         =======        =======       =========     =========
(A) Wages and payroll taxes of PEO worksite employees and their related benefit premiums and claims.
(B) Financial information for the periods ended May 31, 1998, have been adjusted for a three-for-two stock split distributed in May 1999.

                                PAYCHEX, INC.
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)
May 31,                                                 1999              1998
ASSETS

Cash and cash equivalents                         $   52,692        $   35,571
Investments                                          290,555           214,967
Interest receivable                                   18,045            13,227
Accounts receivable                                   62,941            54,596
Deferred income taxes                                  1,364             1,525
Prepaid expenses and other current assets              6,000             4,391
                                                   ---------         ---------
Current assets before ENS investments                431,597           324,277
ENS investments                                    1,361,523         1,154,501
                                                   ---------         ---------
Total current assets                               1,793,120         1,478,778
                                                   ---------         ---------
Property and equipment - net                          65,931            64,698
Deferred income taxes                                  1,417               517
Other assets                                          12,633             5,794
                                                   ---------         ---------
Total assets                                      $1,873,101        $1,549,787
                                                   =========         =========
LIABILITIES

Accounts payable                                  $   10,328        $   10,496
Accrued compensation and related items                36,574            33,649
Deferred revenue                                       4,643             4,443
Accrued income taxes                                   4,281             2,628
Other current liabilities                             17,905            13,960
                                                   ---------         ---------
Current liabilities before ENS client deposits        73,731            65,176
ENS client deposits                                1,358,605         1,150,484
                                                   ---------         ---------
Total current liabilities                          1,432,336         1,215,660
Other long-term liabilities                            4,965             4,520
                                                   ---------         ---------
Total liabilities                                  1,437,301         1,220,180
                                                   =========         =========
STOCKHOLDERS' EQUITY

Common stock, $.01 par value,
  300,000 authorized shares
  Issued: 246,326/1999 and 163,188/1998                2,463             1,632
Additional paid-in capital                            68,238            46,463
Retained earnings                                    362,269           278,107
Accumulated other comprehensive income                 2,830             3,405
                                                   ---------         ---------
Total stockholders' equity                           435,800           329,607
                                                   ---------         ---------
Total liabilities and stockholders' equity        $1,873,101        $1,549,787
                                                   =========         =========


                                PAYCHEX, INC.
                        BUSINESS SEGMENT INFORMATION
                               (In thousands)

The Company has two business segments: Payroll and Human Resource Services-Professional Employer Organization (HRS-PEO). The Payroll segment is engaged in the preparation of payroll checks, internal accounting records, all federal, state and local payroll tax returns, and collection and remittance of payroll obligations for small- to medium-sized businesses. The HRS-PEO segment specializes in providing small- and medium-sized businesses with cost-effective outsourcing solutions for their employee benefits. HRS-PEO products include 401(k) plan recordkeeping services, section 125 plans, workers' compensation, group benefits, and state unemployment insurance services, employee handbooks and management services. As an outsourcing solution, HRS-PEO relieves the business owner of human resource administration, employment regulatory compliance, workers' compensation coverage, health care and other employee-related responsibilities. Consistent with PEO industry practice, HRS-PEO revenue includes all amounts billed to clients for the services provided. Corporate expenses are primarily related to the Information Technology, Organizational Development, Finance, Marketing and Senior Management functions of the Company.

                    For the three months ended    For the twelve months ended
                           May 31,      May 31,          May 31,       May 31,
                             1999         1998             1999          1998
Total revenue:
  Payroll                $141,975     $119,595       $  545,249      $455,227
  HRS-PEO revenue:
    Service revenue        14,661       12,116           52,047        38,477
    PEO direct costs
      billed (A)          148,309      136,575          578,132       499,741
                          -------      -------        ---------       -------
    Total HRS-PEO
      revenue             162,970      148,691          630,179       538,218
                          -------      -------        ---------       -------
Total revenue             304,945      268,286        1,175,428       993,445
PEO direct costs (A)      148,309      136,575          578,132       499,741
                          -------      -------        ---------       -------
Total revenue less PEO
  direct costs           $156,636     $131,711       $  597,296      $493,704
                          =======      =======        =========       =======
Investment revenue
  included in Payroll
  revenue                $ 13,800     $ 12,624       $   52,335      $ 43,429
                          =======      =======        =========       =======
Operating income:
  Payroll                $ 64,154     $ 46,707       $  235,710      $180,265
  HRS-PEO                   4,176        3,948           12,598         6,642
                          -------      -------        ---------       -------
  Segment operating
    income                 68,330       50,655          248,308       186,907
  Corporate expenses       15,900       13,736           60,746        52,207
                          -------      -------        ---------       -------
  Total operating income   52,430       36,919          187,562       134,700

Investment income           3,541        2,645           12,581         9,473
                          -------      -------        ---------       -------
Income before income
  taxes                  $ 55,971     $ 39,564       $  200,143      $144,173
                          =======      =======        =========       =======
(A) Wages and payroll taxes of PEO worksite employees and their related benefit premiums and claims.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis reviews the Company's operating results for the three years ended May 31, 1999 (fiscal 1999, 1998 and 1997), and its financial condition at May 31, 1999. The focus of this review is on the underlying business reasons for significant changes and trends affecting revenues, net income and financial condition. This review provides additional analysis and disclosure than that contained in the Company's June 29, 1999 press release, which precedes this discussion.

This review is not a complete and comprehensive discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or quarterly reports filed on Form 10-Q. The 1999 Form 10-K and the Annual Report to Shareholders is expected to be mailed in August 1999, and will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and an updated Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended May 31, 1999, 1998 and 1997, and its financial condition at May 31, 1999.

Forward-looking statements in this Management's Discussion and Analysis are qualified by the cautionary statement in Exhibit 99, contained in this Form 8-K.

                            RESULTS OF OPERATIONS
(In thousands,
  except per share amounts)         1999   Change      1998   Change      1997
------------------------------------------------------------------------------
Service revenues                $597,296    21.0%  $493,704    23.5%  $399,733
Operating income                $187,562    39.2%  $134,700    39.4%  $ 96,625
Income before income taxes      $200,143    38.8%  $144,173    39.1%  $103,656
Net income                      $139,099    36.1%  $102,219    36.0%  $ 75,150
Basic earnings per share        $    .57    35.7%  $    .42    35.5%  $    .31
Diluted earnings per share      $    .56    36.6%  $    .41    32.3%  $    .31
==============================================================================

The financial results for Paychex, Inc., in 1999, reflect the ninth consecutive year of record service revenues and net income, and the eighth consecutive year of net income growth of 36% or more. The Company's ability to continually grow its client base, increase client utilization of ancillary services, implement modest price increases, and decrease operating expenses as a percent of service revenues has resulted in nine years of average compounded annual growth in service revenues of 19% and net income of 36%.

                              Payroll segment

(In thousands)                      1999   Change      1998   Change      1997
------------------------------------------------------------------------------
Payroll service revenue         $545,249    19.8%  $455,227    23.4%  $368,855
Investment revenue included in
  Payroll service revenue       $ 52,335    20.5%  $ 43,429    27.3%  $ 34,105
Payroll operating income        $235,710    30.8%  $180,265    33.2%  $135,364
==============================================================================
Payroll clients                    322.6     9.9%     293.6    11.8%     262.7
Taxpay clients                     254.3    15.2%     220.7    22.0%     180.9
Direct Deposit clients             135.4    29.7%     104.4    36.5%      76.5
Check Signing clients               39.5    17.9%      33.5    23.2%      27.2
==============================================================================

Revenues: Payroll service revenue includes service fees and investment revenue. Service fee revenue is earned primarily from Payroll, Taxpay, Direct Deposit, Check Signing and other ancillary services. Investment revenue is earned during the period between collecting client funds and remitting the funds to the applicable tax authorities for Taxpay clients and employees of Direct Deposit clients. Investment revenue also includes net realized gains and losses from the sale of available-for-sale securities.

The increases in service revenue for 1999 and 1998 are primarily related to the growth of the Payroll client base, including improvement in client retention, and increased utilization of ancillary services such as Taxpay, Direct Deposit and Check Signing by both new and existing clients. During 1998 and 1997, the growth of the Taxpay client base was accelerated by the Internal Revenue Service's Electronic Federal Tax Payment System mandate, which required many small businesses to remit payroll tax payments electronically as of July 1, 1997. Remitting payroll tax payments electronically by the Company, results in the payments becoming "good funds" one day earlier, and a one day reduction in investment revenue.

At May 31, 1999, 79% of Payroll clients utilized the Taxpay service, compared with 75% at the end of 1998, and 69% at the end of 1997. Client utilization of this product is expected to mature within the next several years within a range of 82% to 87%. Client utilization of Direct Deposit was 42% at May 31, 1999, versus 36% and 29% at May 31, 1998 and 1997, respectively. At May 31, 1999, only 25% of the total employees paid by the Company's payroll service utilize direct deposit. This service is expected to provide growth opportunities for fiscal 2000 and beyond.

The decrease in year-over-year percentage growth in Payroll service revenue in 1999 compared to 1998 reflects the impact of lower interest rates and the maturing of Taxpay. Fiscal 2000's percentage growth in Payroll revenue is expected to be within the long-term historical range of 17% to 19%. Additional discussion on interest rates and related risk is included in the Liquidity and Capital Resources section of this review under the caption "Investments and ENS investments".

Operating income: Operating income for 1999 and 1998 increased as a result of continued growth of the client base, record levels of client retention, increased utilization of ancillary services, modest price increases, and leveraging of the segment's operating expense base, as evidenced by the increases in the segment's operating margins year-over-year.

                              HRS-PEO segment

(In thousands)                     1999   Change      1998    Change      1997
------------------------------------------------------------------------------
HRS-PEO service revenue        $ 52,047    35.3%  $ 38,477     24.6%  $ 30,878
PEO direct costs billed         578,132    15.7%   499,741     49.2%   334,966
                                ----------------------------------------------
Total HRS-PEO revenue           630,179    17.1%   538,218     47.1%   365,844
PEO direct costs                578,132    15.7%   499,741     49.2%   334,966
HRS-PEO operating income       $ 12,598    89.7%  $  6,642     18.7%  $  5,596
==============================================================================
401(k) Recordkeeping clients       10.1    68.3%       6.0    100.0%       3.0
401(k) client funds managed
  externally (in millions)     $  757.6    97.7%  $  383.3    177.2%  $  138.3
Section 125 clients                20.2    23.2%      16.4     24.2%      13.2
PEO worksite employees             18.3    -4.7%      19.2     39.1%      13.8
==============================================================================

Revenues: The significant increases in service revenue for 1999 and 1998 are primarily related to the benefits of developing and growing a recurring revenue stream from 401(k) recordkeeping clients, section 125 cafeteria plan clients, and the number of Professional Employer Organization (PEO) worksite employees. During fiscal 1999, additions to worksite employees exceeded expectations, but were offset by the loss of two large PEO clients during November 1998. Fiscal 2000's growth in HRS-PEO service revenue is expected to be comparable to 1999's rate and continue to grow at a rate higher than Payroll segment revenue.

PEO direct costs billed and PEO direct costs: Consistent with PEO industry practice, total PEO revenues reported in the Consolidated Statements of Income include the Company's service fee, plus the PEO direct costs billed to clients for the wages and payroll taxes of worksite employees, their related benefit premiums and claims and other direct costs of employment. The lower percentage growth in 1999 for PEO direct costs billed and PEO direct costs is primarily due to the loss of the two large clients discussed above.

Operating income: For 1999 and 1998, the increases in operating income are primarily related to gains in service revenue and leveraging operating expenses. Fiscal 1999 also benefited from the February 1998 consolidation of the PEO administrative functions from Florida to Rochester, New York. During the first half of 1999, the segment increased its 401(k) recordkeeping sales force by approximately 50 individuals to attain the goal of servicing more than 10,000 clients by the end of 1999, and to build a selling infrastructure for future years.

Full-year fiscal 2000's HRS-PEO service revenue and operating income are anticipated to continue to grow at a rate that is higher than the Payroll segment's. Fiscal 2000's quarter-over-quarter percentage comparisons in HRS-PEO service revenue and operating income may vary significantly throughout the year, and any one particular quarter's results may not be indicative of expected full-year results.

                             Corporate expenses

(In thousands)                        1999   Change     1998   Change     1997
------------------------------------------------------------------------------
Corporate expenses                 $60,746    16.4%  $52,207    17.8%  $44,335
==============================================================================

For 1999 and 1998, the increases in expenses are primarily due to additional employees required to support the continued growth of the Company's business segments. In addition, 1999 and 1998 expenses reflect increased national marketing efforts, which began in the latter part of the third quarter of fiscal 1998. Fiscal 2000's expenses are expected to increase at a rate slightly lower than 1999's growth rate.

                             Investment income

(In thousands)                        1999   Change     1998   Change     1997
------------------------------------------------------------------------------
Investment income                  $12,581    32.8%  $ 9,473    34.7%  $ 7,031
==============================================================================

Investment income earned from the Company's Investments, which does not include the investment revenue earned from ENS investments, has grown mainly as a result of increases in investment balances generated from increases in overall cash flows. Fiscal 1999's growth was slightly impacted by lower comparable interest rates. Additional discussion on interest rates and related risk is included in the Liquidity and Capital Resources section of this review under the caption "Investments and ENS investments". Investment income for fiscal 2000, subject to changes in market rates of interest, is expected to grow at a rate slightly lower than the Company's net income growth.

                                Income taxes

(In thousands)                        1999   Change     1998   Change     1997
------------------------------------------------------------------------------
Income taxes                       $61,044    45.5%  $41,954    47.2%  $28,506
Effective income tax rate            30.5%     1.4     29.1%     1.6     27.5%
==============================================================================

For 1999 and 1998, the increases in the effective income tax rate are due to the growth in taxable income exceeding the growth in tax-exempt income. Tax-exempt income is derived primarily from the Taxpay and Direct Deposit services that provide investment revenue. In addition, the higher effective rate for 1999 was due to higher than anticipated investments in taxable financial instruments, which were yielding a higher net of tax return than tax-exempt investments. Fiscal 2000's effective income tax rate is expected to range from 30.5% to 31.0%, as taxable income is expected to grow at a faster rate than tax-exempt income.

                       LIQUIDITY AND CAPITAL RESOURCES

                            Operating activities

(In thousands)                      1999   Change      1998   Change      1997
------------------------------------------------------------------------------
Operating cash flows            $174,120    27.3%  $136,761    27.8%  $107,027
==============================================================================

The increases in operating cash flows resulted primarily from the consistent achievement of record net income. Projected operating cash flows are expected to adequately support normal business operations, forecasted growth, purchases of property and equipment and dividend payments. Furthermore, at year-end, the Company had $343.2 million in available cash and investments and $297.5 million of available, uncommitted, unsecured lines of credit.

                            Investing activities

(In thousands)                   1999   Change       1998    Change       1997
------------------------------------------------------------------------------
Net Investments and
  ENS activities            $ (82,724)   -6.8%  $ (88,728)   152.4%   $(35,151)
Purchases of P&E, net         (22,104)  -21.6%    (28,197)    56.6%    (18,008)
Purchases of other assets      (3,590)  599.8%       (513)   -73.5%     (1,935)
------------------------------------------------------------------------------
Net cash used in investing
  activities                $(108,418)   -7.7%  $(117,438)   113.2%   $(55,094)
==============================================================================

Investments and ENS investments:

(In thousands)                           May 31, 1999            May 31, 1998
                               ----------------------   ---------------------
                                     COST  FAIR VALUE        COST  FAIR VALUE
Type of issue:
  Money market securities and
    other cash equivalents     $  770,648  $  770,648  $  714,941  $  714,941
  Available-for-sale
    securities:
      General obligation
        municipal bonds           313,485     314,636     212,222     213,940
      Pre-refunded municipal
        bonds                     295,359     297,621     236,151     238,462
      Revenue municipal bonds     266,264     267,290     199,545     200,850
      Other securities                 21          73          21          65
                                ---------   ---------   ---------   ---------
  Total available-for-sale
    securities                    875,129     879,620     647,939     653,317
  Other                             1,424       1,810       1,210       1,210
                                ---------   ---------   ---------   ---------
Total Investments and
  ENS investments              $1,647,201  $1,652,078  $1,364,090  $1,369,468
                                =========   =========   =========   =========
Classification of investments
  on Consolidated Balance
  Sheets:
    Investments                $  288,596  $  290,555  $  213,606  $  214,967
    ENS investments             1,358,605   1,361,523   1,150,484   1,154,501
                                ---------   ---------   ---------   ---------
                               $1,647,201  $1,652,078  $1,364,090  $1,369,468
                                =========   =========   =========   =========

Investments have increased due to the investment of increasing cash balances provided by operating activities less purchases of property and equipment and dividend payments. The reported amount of ENS investments will vary significantly based upon the timing of collecting client funds, and remitting the funds to the applicable tax authorities for Taxpay clients and employees of Direct Deposit clients.

At May 31, 1999, the Company had $770.6 million of ENS funds and $47.6 million of Corporate cash equivalents invested in money market securities and other cash equivalents with an average maturity of less than 30 days, and $879.6 million invested in available-for-sale securities with an average duration of
2.5 years. At May 31, 1999, the market value of the available-for-sale securities exceeded their cost basis by $4.5 million compared to $5.4 million at the end of May 1998.

Interest rate risk - The Company's available-for-sale debt securities are exposed to market risk from changes in interest rates, as rate volatility will cause fluctuations in the market value of held investments. Increases in interest rates normally decrease the market value of the available-for-sale securities, while decreases in interest rates increase the market value of the available-for-sale securities.

In addition, the Company's available-for-sale securities and short-term funds are exposed to earnings risk from changes in interest rates, as rate volatility will cause fluctuations in the earnings potential of future investments. Increases in interest rates quickly increase earnings from short-term funds, and over time increase earnings from the available-for-sale securities portfolio. Earnings from the available-for-sale securities do not reflect changes in rates until the investments are sold or mature, and the proceeds are reinvested at current rates. Decreases in interest rates have the opposite earnings effect on the available-for-sale securities and short-term funds.

The Company does not utilize derivative financial instruments to manage interest rate risk. The Company directs investments towards high credit-quality, tax-exempt securities to mitigate the risk that earnings from the portfolio could be adversely impacted by changes in interest rates in the near term. The Company invests in short- to intermediate-term, fixed-rate municipal and government securities, which typically have lower interest rate volatility, and manages the securities portfolio to a benchmark duration of
2.5 to 3.0 years.

During the fiscal 1999 quarter ended November 30, 1998, the federal funds rate was reduced by 75 basis points to 4.75%. The earnings impact of these rate reductions is not precisely quantifiable because many factors influence the return on the Company's portfolio. These factors include, among others, daily interest rate changes, the proportional mix of taxable and tax-exempt investments, and changes in tax-exempt and taxable investment rates which are not synchronized, nor do they change simultaneously. Subject to the aforementioned factors, a 25 basis point change normally affects the Company's tax-exempt interest rates by approximately 17 basis points.

As of May 31, 1999, the Company had $879.6 million invested in available-for-sale securities at fair value, with a weighted-average yield to maturity of 4.10%. Assuming a hypothetical increase in interest rates of 75 basis points given the May 31, 1999 portfolio of securities, the resulting potential decrease in fair value would be approximately $16.2 million, or approximately 2% of the portfolio. Conversely, a corresponding decrease in interest rates would result in a comparable increase in fair value. This hypothetical increase or decrease in the fair value of the portfolio would be recorded as an adjustment to the portfolio's recorded value, with an offsetting amount recorded in stockholders' equity, and with no related or immediate impact to the results of operations. The Company's interest rate risk exposure has not changed materially since May 31, 1998.

Credit risk - The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company attempts to limit credit risk by investing primarily in AAA and AA rated securities, A-1 rated short-term securities and by limiting amounts that can be invested in any single instrument. At May 31, 1999, approximately 96% of the available-for-sale securities held an AA rating or better, and all short-term securities classified as cash equivalents held an A-1 or equivalent rating.

Purchases of property and equipment, net: In addition to the $22.1 million of purchases of property and equipment for the year ended May 31, 1999, the Company had committed to purchase approximately $4.0 million of additional items at May 31, 1999. To support the Company's continued client and ancillary product growth, significant purchases and commitments were made in 1999 and 1998 for data processing and personal computer equipment, and for the expansion and upgrade of various operating facilities. Purchases of property and equipment in fiscal 2000 are expected to range from $27 million to $30 million.

                            Financing activities

(In thousands,
  except per share amounts)        1999    Change      1998   Change      1997
------------------------------------------------------------------------------
Dividends paid                 $(54,055)    50.7%  $(35,871)   48.7%  $(24,117)
Proceeds from exercise of
  stock options                   5,535    178.1%     1,990    -8.7%     2,180
Other                               (61)      --        (84)     --        218
------------------------------------------------------------------------------
Net cash used in financing
  activities                   $(48,581)    43.0%  $(33,965)   56.4%  $(21,719)
------------------------------------------------------------------------------
Cash dividends per
  common share                 $    .22     46.7%  $    .15    50.0%  $    .10
==============================================================================

Dividends paid: The Company has increased its quarterly cash dividend rate per share by 50% in each of the last seven fiscal years. The Company has distributed three-for-two stock splits effected in the form of 50% stock dividends on outstanding shares each May in the last five fiscal years.

Proceeds from exercise of stock options: The increase in proceeds from exercise of stock options reflects the issuance of 1,032,000 shares of common stock for stock option exercises in 1999, versus 277,000 shares in 1998 and 267,000 shares in 1997, on a pre-split-adjusted basis.

                                    OTHER

Recently issued accounting standards: Through the end of 1999, the Company expensed as incurred certain costs to develop and enhance its internal computer programs and software. Expenditures for vendor-provided software were capitalized and amortized by the straight-line method over their estimated useful lives, ranging from 3 to 5 years. In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires the capitalization of internal use computer software costs if certain criteria are met, including all external direct costs for materials and services and certain payroll and related fringe benefit costs. The Company will adopt the SOP as of June 1, 1999. The effect of adopting the SOP is expected to increase net income by approximately $2.0 million to $3.0 million for the year ended May 31, 2000.

Year 2000 readiness disclosure: The Company is actively pursuing resolution of year 2000 issues. The year 2000 problem originated with the advent of computers, when dates were stored without century indicators, in an effort to reduce the need for expensive storage space used for input, output and storage media. In order to process and calculate dates correctly, internal computer systems must be changed to handle the year 2000 and beyond. Year 2000 efforts extend past the Company's internal computer systems and require coordination with clients, vendors, government entities, financial institutions and other third parties to understand their plans for making systems and related interfaces compliant.

In response to year 2000 issues, the Company initiated a program to manage progress in year 2000 compliance efforts. The managers of the Company's year 2000 compliance program report directly to the Vice President of Information Technology and provide regular reports to the Company's Senior Management and the Board of Directors.

Processes and procedures are in place to ensure the following: all future internal development and testing follows year 2000 development and testing standards, all projects undertaken in the interim deliver year 2000 compliant solutions, all future third-party hardware and software acquisitions are year 2000 compliant, and all commercial third-party service providers are being queried regarding their year 2000 compliance plans. In addition, the Company is actively working with all government agency partners to determine their year 2000 compliance plans, and has been making year 2000 changes based on their mandates.

The Company's internal mission-critical systems were year 2000 compliant by the end of the first quarter of calendar year 1999. The remainder of calendar year 1999 will be used to assess and address year 2000 issues for internal desktop computers and software, complete interface testing with external agencies and partners, enhance existing normal business contingency plans to address any identified year 2000 issues, and to react to yet unknown changes dictated by third parties, such as government agencies, hardware and software vendors, financial institutions, or utility companies. Third-party interface testing and resolution of year 2000 issues with external agencies and partners is dependent upon those third parties completing their own year 2000 remediation efforts.

The Company expects minimal business disruption will occur as a result of year 2000 issues for systems that the Company directly controls. The Company is in the process of enhancing existing normal business contingency plans to address any identified year 2000 issues based on actual testing experience with third parties and assessment of outside risks. There can be no assurance that there will not be an adverse effect on the Company if third parties, such as government agencies, hardware and software vendors, financial institutions or utility companies, do not convert their systems in a timely manner and in a way that is compatible with the Company's systems. However, management believes that ongoing communication with and assessment of these third parties will minimize these risks, and expects minimal business disruption at the turn of the century.

The Company currently anticipates expenditures for year 2000 efforts to approximate $5 million, with approximately eighty percent spent through May 31, 1999. The remaining twenty percent will be spent on desktop computers and software, continued interface testing with external agencies and partners, enhancing existing contingency plans, and to react to yet unknown changes dictated by third parties. The cost of the project and the date on which the Company plans to complete the year 2000 modifications are based on management's best estimates. These estimates were derived from internal assessments and assumptions of future events. The estimates may be adversely affected by the continued availability of personnel and system resources, as well as the failure of third-party vendors, service providers, and agencies to properly address year 2000 issues. There is no guarantee that these estimates will be achieved, and actual results could differ significantly from those anticipated.

EXHIBIT 99: "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

            "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
                        LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc., (the "Company") management may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as "expects", "is expected to be" and "could be." Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include general market conditions, including demand for the Company's products and services, competition and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers' compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; the possibility of catastrophic events that could impact the Company's operating facilities, computer technology and communication systems, including Year 2000 issues; and changes in short- and long-term interest rates and the credit rating of cash, cash equivalents, and securities held in the Company's investment portfolios.